SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549


                                 FORM 8-K


                              CURRENT REPORT

                  PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


                       Date of Report: July 25, 1996





                              MEDIMMUNE, INC.
          (Exact name of registrant as specified in its charter)



                     Commission File Number:  0-19131


          Delaware                          51-1555759
     (State of Incorporation)           (I.R.S. Employer
                                        Identification No.)



     35 West Watkins Mill Road, Gaithersburg, MD        20878
     (Address of principal executive offices)         (Zip Code)



     Registrant's telephone number, including area code:  (301) 417-0770





          No Exhibits are being filed with this report

                              MEDIMMUNE, INC.

                        Current Report on Form 8-K


ITEM 5.  OTHER EVENTS

MedImmune, Inc. reported the information contained on the following press release dated July 25, 1996.



                  MEDIMMUNE REPORTS RECORD PRODUCT SALES

Gaithersburg, MD, July 25, 1996 -- MedImmune, Inc. (Nasdaq:MEDI) today reported that product sales for the six months ended June 30, 1996 increased 84 percent to $13.5 million from $7.3 million in the six months ended June 30, 1995. Sales of CytoGam (Cytomegalovirus Immune Globulin Intravenous (Human)) increased 43 percent in the first half 1996 to $10.5 million and sales of RespiGam (Respiratory Syncytial Virus Immune Globulin Intravenous (Human)) were $3.0 million during the first half of 1996 following receipt of marketing approval on January 18, 1996. The full launch of RespiGam is planned for fall 1996 in connection with the commencement of the respiratory syncytial virus (RSV) season. Sales of RespiGam are expected principally during the RSV season which typically occurs from November through April.

Total revenues for the first half of 1996 increased to $18.4 million with a net loss of $8.6 million or $0.42 per share on 20.3 million shares compared to revenues of $13.8 million and a net loss of $10.3 million or $0.69 per share on 15.0 million shares in the same period of 1995.

Product sales for the quarter ended June 30, 1996 increased 61 percent to $6.8 million from $4.2 million in the second quarter 1995. Sales of CytoGam increased 49 percent to $6.3 million for the quarter. Total second quarter 1996 revenues were $6.9 million with a net loss of $7.0 million or $0.33 per share on 21.4 million shares compared to 1995's second quarter revenues of $7.9 million and net loss of $4.9 million or $0.32 per share on
15.4 million shares. At June 30, 1996, MedImmune had cash and marketable securities of $81.1 million. Subsequent to the close of the quarter, on July 8, 1996, a convertible subordinated note offering was completed for additional net proceeds of $58 million.

"We are pleased to report record product sales for the second quarter and for the first six months of 1996," commented David M. Mott, President and Chief Operating Officer. "In addition to achieving 43 percent growth in CytoGam sales, our sales and marketing group is making excellent progress toward the full launch of RespiGam this fall. Of the largest 420 neonatal and pediatric hospitals in the United States, 130 have added RespiGam to their formularies and 111 protocols have been developed. Additionally, 40 of 51 state Medicaid programs have confirmed coverage and a number of the largest health insurance plans in the United States have already approved RespiGam for reimbursement."

Quarterly financial results may vary significantly due to seasonality of RespiGam sales, research funding and expenditures for research, development and marketing programs. In the third and fourth quarters of 1996, the Company anticipates substantial increases in research and development expenses, primarily reflecting costs of MEDI-493 and MEDI-500 clinical trial programs. Production capacity may impose constraints on finished product availability of CytoGam and RespiGam. The Company plans to construct its own manufacturing facility to increase production capacity.

MedImmune, Inc. is a biotechnology company focused on developing and marketing products for the prevention and treatment of infectious diseases and for use in transplantation medicine. CytoGam and RespiGam are polyclonal antibody products enriched in antibodies against cytomegalovirus
(CMV) and respiratory syncytial virus (RSV), respectively. CytoGam is used for attenuation of primary cytomegalovirus (CMV) disease associated with kidney transplantation, and RespiGam is used to prevent serious RSV disease, the leading cause of bronchiolitis and pneumonia in certain high-risk children. CytoGam and RespiGam are manufactured by Massachusetts Public Health Biologic Laboratories. MedImmune currently markets two products through its hospital-based sales force and has six new products in clinical trials. MedImmune is located in Gaithersburg, MD.

This announcement may contain, in addition to historical information, certain forward looking statements that involve risks and uncertainties. Such statements reflect management's current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in the Company's filings with the U.S. Securities and Exchange Commission. MedImmune cannot predict the timing or outcome of regulatory approval processes.



                            -- Table Follows --





MedImmune, Inc.
Selected Financial Information
(in thousands, except per share data)
Condensed Statements of Operations (Unaudited)


                                   Three Months           Six Months
                                  Ended June 30,        Ended June 30,
                                 1996        1995       1996      1995
                               ---------   --------- --------- ---------
Revenues
 Product sales                   $  6,830   $  4,236 $  13,454   $  7,300
 Contracts                             97      3,624     4,907      6,487
                                ---------  --------- ---------  ---------
                                    6,927      7,860    18,361     13,787
                                ---------  --------- ---------  ---------

Costs and expenses
 Cost of sales                      4,063      2,911     8,122      5,468
 Research and development           6,849      7,991    12,242     14,559
 Selling, administrative            4,202      2,138     8,559      4,658
     and  general
                                ---------  --------- ---------  ---------
                                   15,114     13,040    28,923     24,685
Interest income, net                1,147        311     1,954        563
                                ---------  --------- ---------  ---------
Net loss                        $ (7,040)  $ (4,869) $ (8,608)  $(10,335)
                                =========  ========= =========  =========
Loss per share                  $  (0.33)  $  (0.32) $  (0.42)  $  (0.69)
                                =========  ========= =========  =========

Shares used in computing           21,386     15,436    20,340     15,029
    loss per share
                                =========  ========= =========  =========





Condensed Balance Sheets
                                      June 30, 1996  December 31,1995
                                      -------------  ----------------
                                        (unaudited)

Assets:
 Cash and marketable securities           $  81,067         $  38,039
 Trade and contract receivables, net          7,573             3,919
 Inventory, net                               6,173             6,027
 Property and equipment, net                 10,445             8,255
 Other assets                                 1,037             1,092
                                          ---------         ---------
                                         $  106,295         $  57,332
                                          =========         =========

Liabilities and shareholders' equity
 Accounts payable                        $    1,367         $   2,318
 Accrued expenses                             6,526             6,538
 Other liabilities                            4,708             4,697
 Shareholders' equity                        93,694            43,779
                                          ---------         ---------
                                         $  106,295         $  57,332
                                          =========         =========

Common shares outstanding                    21,655            17,706
                                          =========         =========


NOTE: CytoGam is a registered trademark and RespiGam is a trademark of the Company.







                           SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              MEDIMMUNE, INC.
                              (Registrant)


Date:  July 25, 1996          s/David M. Mott
                              President and Chief Operating Officer
                              Principal financial and accounting officer)